UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 15, 2011 (July 29, 2011)

CHINA PRECISION STEEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23039	14-1623047
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Teda Building
87 Wing Lok Street, Sheungwan, Hong Kong
People’s Republic of China
(Address of Principal Executive Offices)

852-2543-2290
(Registrant's Telephone Number, Including Area Code)

___________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Appointment of Board Chair and Director

On July 29, 2011, the Board of Directors of China Precision Steel, Inc. (the “Company”) appointed Ms. Tak Tai Leada Li to serve as a Director of the Company and as Chair of the Board of Directors, effective as of August 1, 2011, to fill the vacancy created by the departure of Mr. Wo Hing Li.

Ms. Tak Tai Leada Li, age 31, was appointed to serve as a Director and as Chair of the Board of Directors with effect from August 1, 2011, and has served, since December 28, 2006, as the Chief Financial Officer of the Company.  Prior to that time Ms. Li served, from October 2005 to December 2006, as the Chief Financial Officer of Partner Success Holdings Limited Group, the Company’s subsidiaries. Ms. Li has served as a Non-Executive Director of STAR Pharmaceutical Limited since August 2009, and was an Assistant to the Chairman for the same company between June 2004 and October 2005, during which time she assisted with group activities and financial reporting. From November 2003 until May 2004, Ms. Li served as an accountant with KPMG Hong Kong, a company engaged in audit, assurances and consulting services, conducting commercial due diligence on businesses in China, and from January 2002 until September 2002, Ms. Li was an Investment Advisor conducting research and analysis with the private equity firm Suez Asia Holdings (Hong Kong) Ltd. Ms. Li holds a Master’s Degree in Accounting and Finance from Napier University in the U.K., and a Bachelors Degree in Commerce from the University of Melbourne.

Ms. Li is not related to any of the Company’s executive officers or directors, nor has she been a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2011	CHINA PRECISION STEEL, INC.

By: /s/ Hai Sheng Chen Hai Sheng Chen Chief Executive Officer